Obtaining Control of Credit Suisse Commodity Access Strategy Fund A

As of October 31, 2012, Merchant Holdings ("Shareholder") owned 10,000 shares of the Fund, which represented 100% of the Fund. As of October 31, 2013, Shareholder owned 10,000 shares of the Fund, which represented 39.05% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Commodity Access Strategy Fund C

As of October 31, 2012, Merchant Holdings ("Shareholder") owned 10,000 shares of the Fund, which represented 100% of the Fund.
As of October 31, 2013, Shareholder owned 10,000 shares of the Fund, which represented 75.53% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Commodity Access Strategy Fund I

As of October 31, 2012, Merchant Holdings ("Shareholder") owned 2,230,000 shares of the Fund, which represented 99.78% of the Fund. As of October 31, 2013, Shareholder owned 2,495,957 shares of the Fund, which represented 97.86% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund.